Exhibit 99.1

IKON ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
Fourth Quarter EPS of $0.31 Excluding Items; EPS of $0.23 as Reported
Fiscal Year 2008 EPS of $1.07 Excluding Items; EPS of $0.91 as Reported

MALVERN, Pa.—October 22, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the fourth quarter and fiscal year, which ended September 30, 2008. For the fourth quarter, earnings per diluted share were $0.23, including restructuring and asset impairment charges related to the Company’s Off-site Managed Services business and costs associated with the Company’s pending acquisition by Ricoh Company, Ltd. Excluding these non-recurring items, earnings per diluted share were $0.31. These results were in line with the Company’s previously communicated guidance including a $0.05 per share benefit from the favorable closure of a tax audit. In the fourth quarter of fiscal 2007, the Company earned $0.23 per diluted share.

Total revenue for the fourth quarter of fiscal 2008 was $1.1 billion. As reported, operating income was $39.3 million and operating income margin was 3.7 percent in the quarter. Excluding the restructuring and asset impairment charges and the acquisition-related costs totaling $12.4 million, operating income was $51.7 million and operating income margin was 4.9 percent. Interest expense, net of interest income, increased $3 million year over year to $13 million, and weighted average fully diluted shares declined 20 percent to approximately 97 million, primarily due to the financing associated with the Company’s share repurchase activity in the first quarter. The Company’s effective tax rate for the fourth quarter was 17 percent as reported, compared with 28 percent in the prior-year quarter, due to the favorable closure of federal income tax audits and the expiration of certain statutes of limitations. Net income for the quarter was $22 million and included $8 million in after-tax charges from non-recurring items. Excluding these items, net income was $30 million.

For fiscal year 2008, earnings per diluted share were $0.91, including restructuring and asset impairment charges, acquisition-related costs and a loss from the early extinguishment of debt. Excluding these non-recurring items, earnings per diluted share were $1.07. In fiscal 2007, the Company earned $0.91 per diluted share.
Total revenue was $4.2 billion in fiscal 2008, essentially flat year over year, including a currency benefit of 1 percentage point. Net income for fiscal 2008 was $91.3 million and included $15.3 million in after-tax charges from non-recurring items. Excluding these items, net income was $106.6 million.

Balance Sheet and Cash Flow
The Company’s cash increased $110 million in the quarter to $216 million driven by strong operating cash flow. The Company generated $272 million of cash from operations in fiscal 2008, compared with $172 million in fiscal 2007. Capital expenditures on operating leases and property and equipment, net of proceeds, totaled $45 million in fiscal 2008, compared with $53 million in fiscal 2007. As a result, free cash flow was $227 million in fiscal 2008, compared with $119 million in fiscal 2007.

The Company paid $4 million, or $0.04 per share, of dividends to shareholders during the quarter. At September 30, 2008, actual shares outstanding were approximately 95 million.

Pending Acquisition by Ricoh

On August 27, 2008, IKON announced it had entered into a definitive agreement to be acquired by Ricoh Company, Ltd. for $17.25 per share. The transaction, which was approved by the Boards of Directors of both companies, is subject to regulatory approval in the U.S., Canada and Europe, customary closing conditions and IKON shareholder approval. On October 31, 2008, IKON shareholders will vote on the pending acquisition. For more information on the proposed transaction, see the definitive proxy statement filed on October 3, 2008, which is available on the Investor Relations section of IKON’s web site (www.ikon.com).

About IKON
IKON Office Solutions, Inc. is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers and document management software and systems, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. With fiscal year 2008 revenue of $4.2 billion, IKON has approximately 24,000 employees in over 400 locations throughout North America and Western Europe.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures such as free cash flow, adjusted operating income and income margin, and adjusted EPS.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

Adjusted operating income and operating income margin exclude the restructuring and asset impairment charges and acquisition-related costs. Adjusted net income and adjusted EPS exclude restructuring and asset impairment charges, acquisition-related costs and a loss from the early extinguishment of debt. IKON believes these measures provide investors with useful indications of the performance of IKON’s ongoing operations and financial position.

The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

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IKON Office Solutions, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)
	September	30,
	2008	2007
Assets
Cash and cash equivalents	$216,236	$349,237
Accounts receivable, net	529,629	552,776
Lease receivables, net	74,757	84,207
Inventories	237,289	287,503
Prepaid expenses and other current assets	33,955	35,025
Income taxes receivable	2,067	—
Deferred taxes	41,955	48,167

Total current assets	1,135,888	1,356,915

Long-term lease receivables, net	247,051	251,776
Equipment on operating leases, net	53,906	72,052
Property and equipment, net	139,479	154,218
Deferred taxes	14,946	18,144
Goodwill	1,296,576	1,333,249
Other assets	78,488	84,354

Total Assets	$2,966,334	$3,270,708

Liabilities
Current portion of corporate debt	$3,915	$16,798
Current portion of non-corporate debt	60,229	51,077
Trade accounts payable	268,520	263,657
Accrued salaries, wages and commissions	117,133	93,052
Deferred revenues	107,099	109,796
Income taxes payable	—	15,240
Other accrued expenses	128,478	129,323

Total current liabilities	685,374	678,943

Long-term corporate debt	574,987	576,199
Long-term non-corporate debt	162,635	181,334
Other long-term liabilities	135,347	128,211

Total Shareholders’ Equity	1,407,991	1,706,021

Total Liabilities and Shareholders’ Equity	$2,966,334	$3,270,708

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
	Three Months Ended September 30,
	2008	2007
Revenues
Equipment	$459,703	$470,080
Customer service and supplies	345,549	340,505
Managed and professional services	204,225	203,110
Rental and fees	34,114	34,736
Other	15,229	16,277

	1,058,820	1,064,708

Cost of Revenues
Equipment	350,620	357,035
Customer service and supplies	197,301	187,979
Managed and professional services	145,417	146,790
Rental and fees	7,293	7,911
Other	8,784	10,893

	709,415	710,608

Gross Profit
Equipment	109,083	113,045
Customer service and supplies	148,248	152,526
Managed and professional services	58,808	56,320
Rental and fees	26,821	26,825
Other	6,445	5,384

	349,405	354,100
Selling and administrative	297,743	305,536
Restructuring charge	5,698	—
Asset impairment	200	—
Transactional costs associated with pending acquisition of IKON	6,479	—

Operating income	39,285	48,564
Interest income	732	2,500
Interest expense	13,847	12,949

Income before taxes on income	26,170	38,115
Taxes on income	4,377	10,484

Net income	$21,793	$27,631

Basic Earnings Per Common Share	$0.23	$0.23

Diluted Earnings Per Common Share	$0.23	$0.23

Cash Dividends Per Common Share	$0.04	$0.04

Weighted Average Common Shares Outstanding, Basic	94,397	120,160

Weighted Average Common Shares Outstanding, Diluted	96,730	121,610

Operational Analysis:
Gross profit %, equipment	23.7%	24.0%
Gross profit %, customer service and supplies	42.9%	44.8%
Gross profit %, managed and professional services	28.8%	27.7%
Gross profit %, rental and fees	78.6%	77.2%
Gross profit %, other	42.3%	33.1%
Total gross profit %	33.0%	33.3%
Selling and administrative as a % of revenue	28.1%	28.7%
Operating income as a % of revenue	3.7%	4.6%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
	Fiscal Year Ended September 30,
	2008	2007
Revenues
Equipment	$1,751,306	$1,787,730
Customer service and supplies	1,386,957	1,377,669
Managed and professional services	831,805	796,962
Rental and fees	130,917	136,674
Other	65,568	69,309

	4,166,553	4,168,344

Cost of Revenues
Equipment	1,308,035	1,346,244
Customer service and supplies	798,788	778,013
Managed and professional services	594,526	580,164
Rental and fees	29,629	34,650
Other	41,469	46,094

	2,772,447	2,785,165

Gross Profit
Equipment	443,271	441,486
Customer service and supplies	588,169	599,656
Managed and professional services	237,279	216,798
Rental and fees	101,288	102,024
Other	24,099	23,215

	1,394,106	1,383,179
Selling and administrative	1,184,080	1,180,326
Restructuring charge	11,259	—
Asset impairment	200	—
Transactional costs associated with pending acquisition of IKON	6,479	—

Operating income	192,088	202,853
Loss from the early extinguishment of debt	5,702	—
Interest income	5,005	11,372
Interest expense	59,661	50,791

Income before taxes on income	131,730	163,434
Taxes on income	40,395	48,947

Net income	$91,335	$114,487

Basic Earnings Per Common Share	$0.92	$0.92

Diluted Earnings Per Common Share	$0.91	$0.91

Cash Dividends Per Common Share	$0.16	$0.16

Weighted Average Common Shares Outstanding, Basic	98,931	124,563

Weighted Average Common Shares Outstanding, Diluted	99,974	126,342

Operational Analysis:
Gross profit %, equipment	25.3%	24.7%
Gross profit %, customer service and supplies	42.4%	43.5%
Gross profit %, managed and professional services	28.5%	27.2%
Gross profit %, rental and fees	77.4%	74.6%
Gross profit %, other	36.8%	33.5%
Total gross profit %	33.5%	33.2%
Selling and administrative as a % of revenue	28.4%	28.3%
Operating income as a % of revenue	4.6%	4.9%

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands and unaudited)	Fiscal Year Ended September 30,
Cash Flows from Operating Activities	2008	2007
Net income	$91,335	$114,487
Additions (deductions) to reconcile net income to net cash provided by operating activities:
Depreciation	72,782	68,719
Amortization	1,080	1,010
Other non-cash items	3,325	2,394
Loss on disposal of property and equipment	2,634	759
Provision for losses on accounts and lease receivables	7,397	6,940
Restructuring charge	11,259	—
Asset impairment	200
Provision for deferred income taxes	32,245	6,333
Stock-based compensation expense	10,277	9,637
Excess tax benefits from stock-based payments arrangements	(984)	(1,740)
Pension expense	4,341	2,372
Loss from the early extinguishment of debt	5,702	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivables	(1,055)	40,624
(Increase) decrease in finance lease receivables	(10,035)	4,019
Decrease (increase) in inventories	45,494	(67,893)
Increase in prepaid expenses and other assets	(6,508)	(3)
Increase in accounts payable	11,183	33,523
Increase (decrease) in deferred revenue	1,831	(12,858)
Payments related to restructuring plans	(3,606)	—
Increase (decrease) in accrued expenses	22,144	(28,040)
Contributions to pension plans	(3,422)	(9,725)
(Decrease) increase in income taxes payable	(25,485)	1,262
Other	—	80

Net cash provided by operating activities	272,134	171,900

Cash Flows from Investing Activities
Expenditures for property and equipment	(33,101)	(34,269)
Expenditures for equipment on operating leases	(22,772)	(29,600)
Proceeds from the sale of property and equipment and equipment on operating leases	10,886	11,015
Proceeds from life insurance	4,366	5,821
Other	(4,264)	(2,124)

Net cash used in investing activities	(44,885)	(49,157)

Cash Flows from Financing Activities
Repayment of other borrowings	(5,859)	(66)
Debt issuance costs	(3,970)	—
Debt modification costs	—	(16,430)
Corporate debt — issuances	152,051	-
Corporate debt — repayments	(172,072)	(2,598)
Non-corporate debt — issuances	22,566	158,244
Non-corporate debt — repayments	(20,595)	(166,225)
Dividends paid	(15,903)	(20,048)
Proceeds from stock option exercises	10,517	17,944
Excess tax benefits from stock-based payments arrangements	984	1,740
Purchase of treasury shares	(316,988)	(174,968)

Net cash used in financing activities	(349,269)	(202,407)

Effect of exchange rate changes on cash and cash equivalents	(10,981)	14,662

Net decrease in cash and cash equivalents	(133,001)	(65,002)
Cash and cash equivalents at beginning of year	349,237	414,239

Cash and cash equivalents at end of year	$216,236	$349,237

Non-cash investing and financing activities:
Assets acquired under capital leases	$3,270	$15,406